Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

ZOETIS INC.

Zoetis Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. The name of the Corporation is Zoetis Inc. The Corporation was originally incorporated under the name Zoetis Inc., pursuant to the original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) filed with the office of the Secretary of State of the State of Delaware on July 25, 2012.

2. This Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245(c) of the GCL.

3. The text of the Original Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

FIRST: The name of the Corporation is Zoetis Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL as set forth in Title 8 of the GCL.

FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 7,000,000,000 shares, of which the Corporation shall have authority to issue (i) 6,000,000,000 shares of Common Stock, each having a par value of $0.01 (“Common Stock”) and (ii) 1,000,000,000 shares of Preferred Stock, each having a par value of $0.01 (the “Preferred Stock”).

B. Preferred Stock.

The Board of Directors is expressly authorized, without the need for stockholder approval, to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, with-out limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for the further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Prior to the 2022 annual meeting of stockholders, the directors shall be divided into three classes, designated class I, class II and class III. So long as the Board of Directors is classified, each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Commencing with the 2022 annual meeting of stockholders, each class of directors whose term shall then expire shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Any director elected to fill a vacancy resulting from an increase in the number of directors or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for the unexpired term of such director’s predecessor in office or, in the case of an additional director, until the next annual meeting of stockholders, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

C. No stockholder shall be entitled to exercise any right of cumulative voting.

D. The Board of Directors shall have the power, without the need for stockholder approval, to adopt, alter, amend, change, add to or repeal the By-Laws of the Corporation. The By-Laws may be adopted, altered, amended, changed, added to or repealed by the affirmative vote of at least a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation.

E. The number of directors of the Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock which may at any time be outstanding, voting separately as a class or classes) shall be not less than 5 nor more than 15, the exact number within said limits to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office. Election of directors need not be by written ballot unless the By-Laws so provide.

F. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by not less than a majority of the Directors then in office, although less than a quorum. Any director so chosen shall hold office until such director’s successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

G. No director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer (as applicable), except for liability (i) for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, in the case of directors only, or (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the GCL is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of the directors or officers shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

H. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or such person’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this paragraph H of Article FIFTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, except where the director or officer pleads guilty or nolo contendere in a criminal proceeding (excluding traffic violations and other minor offenses), upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this paragraph H of Article FIFTH. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this paragraph H of Article FIFTH to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this paragraph H of Article FIFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this paragraph H of Article FIFTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

I. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected solely at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by (i) the Chair of the Board of Directors, (ii) the Chair of the Board of Directors or the Secretary at the request in writing of a majority of the Board of Directors or (iii) the Secretary at the request in writing, submitted in accordance with and subject to the procedures, requirements and limitations set forth in the By-Laws, of stockholders who own (as defined in the By-Laws) and have owned, in each case, continuously for at least one (1) year, capital stock representing at least 25% of the Voting Stock (as defined in the By-Laws), subject to the By-Laws. No business other than that stated in the Corporation’s notice of such meeting shall be transacted at any special meeting of stockholders convened pursuant to clause (iii) of the foregoing sentence.

EIGHTH: Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation's stockholders; (iii) any action asserting a claim arising pursuant to any provision of the GCL; or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to consented to the provisions of this Article EIGHTH.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf on this 22nd day of May, 2024.

ZOETIS INC.

By:	/s/ Roxanne Lagano
Name: Roxanne Lagano
Title: Executive Vice President,
General Counsel and
Corporate Secretary